CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-PDMT MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 27th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-PDMT Series (the “VV-PDMT Series”) and the creation of the VV-PDMT Interests (the “VV-PDMT Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-PDMT Series and the creation of the VV-PDMT Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-PDMT Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-PDMT Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-PDMT Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-PDMT Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-PDMT Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-PDMT Interests

AUTHORIZED SHARES:	Minimum: 3,090 / Maximum: 3,553 Interests

SERIES ASSETS:	Piemonte Collection
	Wine	Vintage	Bottles	Notes
	L Sandrone Barolo Le Vigne	2016	30
	B Giacosa Barbaresco Riserva Asili	2016	24
	G Rinaldi Barolo Le Coste	2006	36
	Viette Barolo Riserva Villero	2013	24
	G Conterno Barolo Montfortino Reserva	2014	36
	G Conterno Barolo Montfortino Reserva	2013	36

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-PDMT to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member